Exhibit 16.1
Letter from DeCoria, Maichel & Teague P.S, pursuant to Item 304 (a)(3) of Regulation S-B

DeCoria, Maichel & Teague P.S
1105 W. Francis, Suite A
Spokane, Washington 99205

February 17, 2006

United States Securities & Exchange Commission
Washington, D.C.20549

Ladies & Gentlemen:

We have read the disclosures on the amended Form 8K report dated February 17, 2006 and we are in agreement with the statements contained in subparagraphs (a) through (c) and (f) therein, as they pertain to our engagement and subsequent termination.

Very truly yours,

/s/ DeCoria, Maichel & Teague P.S

DeCoria, Maichel & Teague P.S